                                                                   EXHIBIT 77(d)
                                          UIF - CORE PLUS FIXED INCOME PORTFOLIO

The Portfolio may invest up to 20% of its assets in public bank loans made by banks or other financial institutions. These public bank loans may be rated investment grade or below investment grade.